EXHIBIT 11.1

                              ACE*COMM CORPORATION
                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE
              UNDER TREASURY STOCK METHOD SET FORTH IN APB NO. 15

                                                                                  YEAR ENDED    NINE MONTHS ENDED
                                                                                JUNE 30, 1995     MARCH 31, 1996
                                                                                --------------  ------------------
SHARES (1)
Average outstanding during the year...........................................       3,939,505        3,944,248
Add: Incremental shares under stock compensation and stock purchase plans
 (2)..........................................................................         417,543          722,143
Add: Incremental shares due to automatic conversion of mandatorily redeemable
 Series C preferred stock (3).................................................       1,843,944        1,843,944
                                                                                --------------       ----------
Number of shares on which published earnings per share
 is based.....................................................................       6,200,992        6,510,335
                                                                                --------------       ----------
                                                                                --------------       ----------
EARNINGS
Net (loss) income applicable to common stockholders...........................  $   (1,592,646)    $    778,658
                                                                                --------------       ----------
                                                                                --------------       ----------
Pro forma (loss) income per share (4).........................................     $(0.26)            $0.12
                                                                                --------------        ----------
                                                                                --------------        ----------

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(1)  All  share amounts  give  effect to  the proposed  5.42  for 1  stock split effected in the form of a stock dividend.

(2) Incremental shares include the exercise of options under the treasury stock method when dilutive in a particular period. In addition, incremental shares include stock exercised and options granted in the year preceding the filing using the offer price for all years presented (dilutive or antidilutive) in accordance with SAB 83.

(3) To give pro forma effect to the conversion of the mandatorily redeemable Series C Preferred Stock which will automatically convert to shares of Common Stock upon the initial public offering.

(4) There is no difference between primary and fully-diluted earnings per share. Therefore, only one EPS figure is presented in accordance with APB 15.